Exhibit 10.15

Heads of agreement
Casino project, Paramaribo, Suriname.

The Parties to the agreement ("the Parties"):

Conserver Corporation of America--A company listed on the NASDAQ exchange, or its nominee, ("Conserver"), and

Parbhoe's Handelmij N.V.--A Surinamese privately owned Limited Liability Company based in la Paramaribo, ("Parbhoe")

It is agreed, subject to final board approval, that:
Whereas Parbhoe own and operate the Plaza building in Paramaribo, and are in possession of a valid casino license for that building signed by the President of Suriname, and

Whereas, Conserver has the wherewithal to fund the construction of an international standard casino in the Plaza building, and possesses the ability to operate the casino to international standards, the Parties agree that:

1. A 50/50 joint venture (JV) between the Parties will be established in a tax efficient way, which reflects due attention to accounting situations.
2.   The 15-year casino license will be transferred to the JV.
3. Parbhoe will grant to the JV a lease of the ground and first floors of the Plaza building, at a rent of US$200,000 per annum. The lease to run concurrently with the licensing period and to escalate at the normal local index. The lease to be renewed on the same terms during subsequent casino license extension periods.
4. Parbhoe will undertake to fund the cost of installation of the air-handling equipment within the leased space.
5. Conserver undertakes to fund and supervise the fit-out of the casino space, currently estimated at US$2.8 million.
6. Conserver to provide all equipment necessary to operate the casino, including, but not restricted to, gaming, security and computing equipment. Cost for data equipment to be estimated as follows:
     Slot machines (180 @ $10,000 each)                            US$1,800,000
     20 Gaming tables & equipment                                       400,000
     Security equipment                                                 400,000
     Total:                                                        US$2,600,000
7. The JV to contract with Conserver to operate the casino at a management fee of 3% of Gross Operating Revenue plus an incentive fee of 10% of Gross Operating Profit. The management contract to run for 15 years and to be renewed, on the same terms, for a period equal to any extension periods granted for the current casino license.
8. Conserver to fund the costs of all pre-opening expenses, currently estimated at US$250,000.
9. Conserver to provide the initial casino float, currently estimated at US$250,000.
10. It is further agreed between the Parties that all available operating cashflow generated by the casino will be set against the initial capital cost of the project. No distributions will be made to shareholders, prior to the repayment of the initial investment by Conserver.

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The Parties agree to negotiate exclusively together for a period of 90 days from the date of this agreement. Both Parties will endeavor to complete all necessary documentation within this period.


Signed on behalf of Conserver Corporation                       /s/
of America:                                      -------------------------------

Position:                                        -------------------------------
                                                           2nd October, 1997
Dated:                                           -------------------------------


                                                                /s/
Signed on behalf of Parhoe's Handelmij N.V.      -------------------------------

Position:                                        -------------------------------
                                                          3rd October, 1997
Dated:                                           -------------------------------